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                                                                  EXHIBIT 4.8

THE SECURITIES IN THE FORM OF THE CONVERTIBLE PROMISSORY NOTE AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH NOTE OF PREMIER CONCEPTS, INC. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

                   CONVERTIBLE PROMISSORY NOTE

$_____________                                             Denver, Colorado
                                                  _________________, 199___

     FOR VALUE RECEIVED, PREMIER CONCEPTS, INC., a Colorado corporation, and its successors and assign, (the "Maker") promises to pay to the order of ______________________________ (the "Holder") at ________________ or at such other place as Holder may from time to time designate in writing, the principal sum of ______________________ Dollars ($________________ ) in
lawful money of the United States of America, together with interest on so much thereof as is from time to time outstanding at the rate hereinafter provided, and payable as hereinafter provided. This secured obligation of Maker is referred to as the "Note" and is one of a series of Convertible Promissory Notes, not exceeding in the aggregate the principal face amount of $1,120,000 which are being issued by the Company under the Convertible Note Purchase Agreement described in paragraph 4 below.

     1. INTEREST RATE. The unpaid principal balance of this Note shall bear interest commencing on the date of this Note as the rate twelve percent (12%) per annum, simple interest.

     2. PAYMENT/MATURITY DATE. Subject to paragraph 4 below, the total outstanding principal balance hereof, together with accrued and unpaid interest, shall be due and payable in full three years from the date hereof; provided, however, that if permitted to do so by the Securities and Exchange Commission and the Nasdaq Stock Market, Maker shall pay the unpaid principal balance of this Note together with all accrued and unpaid interest out of the proceeds of the next primary public offering by the Company of its securities (the "Public Offering").

     3. DEFAULT INTEREST AND ATTORNEY FEES. Upon declaration of a default hereunder, the balance of the principal remaining unpaid, interest accrued thereon, and all other costs, and fees shall bear interest at the rate of fifteen percent (15%) per annum from the date or default, or the date of advance, as applicable. In the event of default, the Maker and all other parties liable hereon agree to pay all costs of collection, including reasonable attorneys' fees.

     4. CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT. This Note is issued pursuant to and is entitled to the benefits of a certain Convertible Note and Warrant Purchase Agreement, of even date, between the Maker and Holder (as the same may be amended from time to time, hereinafter referred to as the "Agreement"), and each holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the Agreement, a copy of which may be inspected by the

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legal holder hereof at the principal office of the Company.  As provided in the Agreement, in case of an Event of Default, as defined in the Agreement,
(i) the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement, and (ii) this
Note is convertible at the option of the holder into shares of common stock of the Company in the manner set forth in the Agreement.

     5. SECURITY AGREEMENT. The obligation of Maker under this Note shall be secured by a grant to Holder of a security interest in the tangible and intangible assets of Maker pursuant to a Security Agreement and Financing Statement of even date herewith. The security interest of Holder shall be undivided and held as tenancy in common with other holders of Notes of the Company given as part of the same series.

     6. INTEREST CALCULATION. Daily interest shall be calculated on a 365-day year and the actual number of days in each month.

     7. PREPAYMENT. This Note may be prepaid, in whole or in part, at any time without premium or penalty. The Company may exercise its right to prepay all or a portion of the outstanding principal balance by sending to Holder thirty (30) days' prior written notice of such prepayment; whereupon a Holder may elect, pursuant to the Agreement, to convert all or a portion of the principal balance called for prepayment at any time prior to the date next preceding the prepayment date, at the conversion value then in effect.

     8.   COSTS OF COLLECTION.  Maker agrees that if, and as often as, this
Note is placed in the hands of an attorney for collection or to defend or enforce any of Holder's rights hereunder or under any instrument securing payment of this Note, Maker shall pay to Holder its reasonable attorneys' fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgment or not. Such costs and expenses shall include, without limitation, all costs, reasonable attorneys' fees, and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, foreclosure, deed in lieu of foreclosure or similar proceedings involving Maker or any endorser, surety, guarantor, or other person liable for this Note which in any way affect the exercise by Holder of its rights and remedies under this Note, or any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.

     9. DEFAULT. At the option of Holder, the unpaid principal balance of this Note and all accrued interest thereon shall become immediately due, payable, and collectible, without notice or demand, upon the occurrence at any time of any of the following events, each of which shall be deemed to be an event of default hereunder:

          a. Maker's failure to make any payment of principal, interest, or other charges on or before the date on which such payment becomes due and payable under this Note.

          b. Maker's breach or violation of any agreement or covenant contained in this Note, the Convertible Note and Warrant Purchase Agreement or in any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.

          c.   Dissolution, liquidation or termination of Maker.

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     10.  APPLICATION OF PAYMENTS.  Any payment made against the indebtedness evidenced by this Note shall be applied against the following items in the following order: (1) costs of collection, including reasonable attorney's fees incurred or paid and all costs, expenses, default interest, late charges and other expenses incurred by Holder and reimbursable to Holder pursuant to this Note (as described herein); (2) default interest accrued to the date of said payment; (3) ordinary interest accrued to the date of said payment; and
(4) finally, outstanding principal.

     11. ASSIGNMENT OF NOTE. This Note may not be assigned by Holder or Maker without the express written consent of the other party.

     12. NON-WAIVER. No delay or omission on the part of Holder in exercising any rights or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on any one or more occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

     13. MAXIMUM INTEREST. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or retention of the money to be loaned hereunder ("Interest") exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof, or any agreement between Maker and Holder shall result in Interest exceeding the limit for Interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Holder should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Holder, be paid over to Maker) and not to the payment of Interest.

     14.  PURPOSE OF LOAN.  Maker certifies that the loan evidenced by this
Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for personal, family, household, or agricultural purposes.

     15. WAIVER OF PRESENTMENT. Maker and the endorsers, sureties, guarantors and all persons who may become liable for all or any part of this obligation shall be jointly and severally liable for such obligation and hereby jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, and any and all lack of diligence or delays in collection or enforcement hereof. Said parties consent to any modification or extension of time (whether one or more) of payment hereof, the release of all or any part of the security for the payment hereof, and the release of any party liable for payment of this obligation. Any modification, extension, or release may be without notice to any such party and shall not discharge said party's liability hereunder.

     16. GOVERNING LAW. As an additional consideration for the extension of credit, Maker and each endorser, surety, guarantor, and any other person who may become liable for all or any part of this obligation understand and agree that the loan evidenced by this Note is made in the State of Colorado and the provisions hereof will be construed in accordance with the laws of the State of Colorado, and such parties further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the State of Colorado, and they do hereby submit to the

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jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may be executed.

     17. BINDING EFFECT. The term "Maker" as used herein shall include the original Maker of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of the Holder, provided that Holder may, at its option, consider the original Maker of this Note alone as Maker unless Holder has consented in writing to the substitution of another party as Maker. The term "Holder" as used herein shall mean Holder or, if this Note is transferred, the then Holder of this Note.

     18. RELATIONSHIP OF PARTIES. Nothing herein contained shall create or be deemed or construed to create a joint venture or partnership between Maker and Holder, Holder is acting hereunder as a lender only.

     19. SEVERABILITY. Invalidation of any of the provisions of this Note or of any paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

     20. AMENDMENT. This Note may not be amended, modified, or changed, except only by an instrument in writing signed by both of the parties.

     21. TIME OF THE ESSENCE. Time is of the essence for the performance of each and every obligation of Maker hereunder.

     IN WITNESS WHEREOF, the undersigned has executed this Note this _______ day of December, 1996.

                                       PREMIER CONCEPTS, INC., a Colorado
                                       corporation



                                       By:
                                          ------------------------------------
                                           Sissel Greenberg, President
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